Exhibit 4.3

EQT PRIVATE EQUITY COMPANY LLC

Share Repurchase Plan

Effective as of [_______], 2025

Definitions

Board - shall mean the Company’s board of directors.

Class I shares - shall mean the shares of the Company’s limited liability interests classified as Class I.

Class S shares - shall mean the shares of the Company’s limited liability interests classified as Class S.

Class T shares - shall mean the shares of the Company’s limited liability interests classified as Class T.

Company - shall mean EQT Private Equity Company LLC, a Delaware limited liability company.

Investor Shares - shall mean the Company’s Class I shares and Class S shares.

Manager - shall mean EQT Partners Inc.

NAV - shall mean the aggregate net asset value of the Company attributable to its Class I shares, Class S shares and Class T shares, or the net asset value of a class of its shares, as the context requires, determined in accordance with the Company’s Valuation Policies and Procedures.

Plan - shall mean this share repurchase plan of the Company.

Shareholders - shall mean the holders of Class I shares, Class S shares or Class T shares.

Shares - shall mean the Company’s Class I shares, Class S shares and Class T shares.

Transaction Price - shall mean the repurchase price per share for each class of shares, which shall be equal to the NAV per Share as of the last month of the prior quarter.

Share Repurchase Plan

Shareholders may request that the Company repurchase Shares through their financial advisor or directly with the Company’s transfer agent. The procedures relating to the repurchase of the Company’s Shares are as follows:

•

Certain broker-dealers require that their clients process repurchases through their broker-dealer, which may impact the time necessary to process such repurchase request, impose more restrictive deadlines than described under this Plan, impact the timing of a Shareholder receiving repurchase proceeds and require different paperwork or process than described in this Plan. A Shareholder should contact its broker-dealer first if it wants to request the repurchase of its Shares.

•

Under this Plan, to the extent the Company chooses to repurchase Shares in any particular quarter, the Company will only repurchase Shares as of the close of the fifth calendar day of the second month of that quarter, unless such day is not a business day, in which case the Company will repurchase Shares as of the close of the next succeeding business day (a “Repurchase Date”). To have Shares repurchased, a Shareholder’s repurchase request and required documentation must be received in good order by 4:00 p.m. (Eastern Time) on the Repurchase Date of the applicable calendar quarter. Settlements of share repurchases will generally be made within three business days of the Repurchase Date. Repurchase requests received and processed by the Company’s transfer agent will be effected at a repurchase price equal to the Transaction Price on the applicable Repurchase Date (which will generally be equal to the Company’s NAV per share as of the last month of the prior quarter).

•

A Shareholder may withdraw its repurchase request by notifying the transfer agent, directly by email at eqt.trades@bny.com or by contacting BNY Mellon on a toll-free telephone line, 1-800-305-0816 for instructions on how to withdraw, or through the Shareholder’s financial intermediary. Repurchase requests must be canceled before 4:00 p.m. (Eastern Time) on the Repurchase Date of the applicable calendar quarter.

•

If a repurchase request is received after 4:00 p.m. (Eastern Time) on the Repurchase Date of the applicable calendar quarter, the repurchase request will not be executed and, if a Shareholder still wishes to have its Shares repurchased, must be resubmitted after the start of the next calendar quarter. Repurchase requests received and processed by the Company’s transfer agent on a business day, but after the close of business on that day or on a day that is not a business day, will be deemed received on the next business day. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

•

Repurchase requests may be made by email or by contacting the Shareholder’s financial intermediary, both subject to certain conditions described in this Plan. If making a repurchase request by contacting the Shareholder’s financial intermediary, the Shareholder’s financial intermediary may require the Shareholder to provide certain documentation or information. If making a repurchase request by email to the transfer agent, the Shareholder must complete and sign a repurchase authorization form, which can be found at the end of this Plan and which is available on the Company’s website, pw.eqtgroup.com/private-wealth/private-equity/eqpe. Written requests should be sent to the transfer agent at the following email address:

Email:

eqt.trades@bny.com

Corporate shareholders and other non-individual entities must have an appropriate certification on file authorizing repurchases.

Shareholders will receive repurchase proceeds via wire transfer, pursuant to the wiring instructions for their brokerage account or designated U.S. bank account. For all repurchases paid via wire transfer, the funds will be wired to the account on file with the transfer agent or, upon instruction, to another financial institution provided that the Shareholder has made the necessary funds transfer arrangements. The customer service representative can provide detailed instructions on establishing funding arrangements and designating a bank or brokerage account on file. Funds will be wired only to U.S. financial institutions (ACH network members).

If a Shareholder has made multiple purchases of the Company’s Shares, any repurchase request will be processed on a first in/first out basis unless otherwise requested in the repurchase request.

Early Repurchase Fee

Requests for repurchase will be subject to an early repurchase fee (the “Early Repurchase Fee”) of 5% of the NAV of the Investor Shares repurchased from a Shareholder if Investor Shares are repurchased within 24 months of the original issue date of such Investor Shares.

If a Shareholder has made multiple purchases of the Company’s Shares, any Early Repurchase Fee will be calculated based on the original issue date of the Shares accepted for repurchase by the Company.

Any Early Repurchase Fee will inure to the benefit of the Company. The Company may, from time to time, waive the Early Repurchase Fee in the case of repurchases resulting from death, qualifying disability or divorce.

All questions as to the applicability of the Early Repurchase Fee, including the specific facts pertaining thereto, and the validity, form and eligibility (including time of receipt of required documents) of a waiver from the Early Repurchase Fee will be determined by the Manager, in its sole discretion, and its determination will be final and binding.

Sources of Funds for Repurchases

The Company may fund repurchase requests from sources other than cash flow from operations, including, without limitation, borrowings, offering proceeds and the sale of the Company’s assets, and the Company has no limits on the amounts it may fund from such sources.

Repurchase Limitations

The Company may repurchase fewer shares than have been requested in any particular quarter to be repurchased under this Plan, or none at all, in its discretion at any time. In addition, the aggregate NAV of total repurchases of the Company’s Shares will be limited to no more than 5% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV as of the end of the immediately preceding calendar quarter). Such limitation is calculated based on the Company’s transactional net asset value, which is used to determine the price at which the Company sells and repurchases its Shares.

In the event that the Company determines to repurchase some but not all of the Shares submitted for repurchase during any quarter, Shares submitted for repurchase during such quarter will be repurchased on a pro rata basis after the Company has repurchased all Shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence of the Shareholder. All unsatisfied repurchase requests must be resubmitted after the start of the next quarter, or upon the recommencement of this Plan, as applicable.

If the Transaction Price for the applicable quarter is not made available by the tenth business day prior to the Repurchase Date of the applicable quarter (or is changed after such date), the Company may elect to extend the repurchase offer to a later date or not to accept repurchase requests for such quarter. Shareholders who wish to have their Shares repurchased the following quarter would then be required to resubmit their repurchase requests. The Transaction Price for each quarter will be available on the Company’s website at pw.eqtgroup.com/private-wealth/private-equity/eqpe.

The Company will not repurchase Shares if (1) such purchases would impair the Company’s status as a holding company; (2) the Company would not be able to sell its assets in a manner that is orderly and consistent with its objectives in order to repurchase Shares under the Plan; or (3) there is, in the Board’s judgment, any (a) legal action or proceeding instituted or threatened challenging the Plan or otherwise materially and adversely affecting the Company, (b) declaration of a banking moratorium by Federal or state authorities or any suspension of payment by banks in the United States or New York State, which is material to the Company, (c) limitation imposed by Federal or state authorities on the extension of credit by lending institutions, (d) commencement or escalation of war, armed hostilities, acts of terrorism, natural disasters, public health crises or other international or national calamity directly or indirectly involving the United States that in the sole determination of the Board is material to the Company, (e) a material decrease in the estimated NAV of the Company from the estimated NAV of the Company as of the commencement of the quarterly repurchase or (f) other events or conditions that would have a material adverse effect on the Company or its members if Shares were repurchased. Further, the Board may make exceptions to, modify or suspend this Plan if, in its reasonable judgment, it deems such action to be in the best interests of the Company and its members. Material modifications, including any amendment to the 5% quarterly limitation on repurchases, to and suspensions of this Plan will be promptly disclosed to Shareholders in a supplement to the Company’s private placement memorandum or current or periodic report filed by the Company. Material modifications will also be disclosed on the Company’s website. In addition, the Company may determine to suspend this Plan due to regulatory changes, changes in law or if the Company becomes aware of undisclosed material information that it believes should be publicly disclosed before Shares are repurchased.

If this Plan is suspended, the Board will consider the recommencement of the Plan at least quarterly. Continued suspension of the Plan will only be permitted if the Board determines that the continued suspension of the Plan is in the best interests of the Company and its members. The Board must affirmatively authorize the recommencement of the Plan before Shareholder requests will be considered again. The Board cannot terminate this Plan absent a liquidity event which results in the Company’s Shareholders receiving cash or securities listed on a national securities exchange or where otherwise required by law.

As described in the Company’s private placement memorandum, Class E shares of the Company will not be subject to this Plan, including with respect to any repurchase limits or the calculation of NAV.

EQT PRIVATE EQUITY COMPANY LLC REPURCHASE AUTHORIZATION

Use this form to request repurchase of your shares in EQT Private Equity Company LLC (the “Company”). Please complete all sections below.

1 REPURCHASE FROM THE FOLLOWING ACCOUNT

Name(s) on the Account

Account Number	Social Security Number/TIN

Financial Advisor Name	Financial Advisor Phone Number

2 REPURCHASE AMOUNT (Check one, required)	3 REPURCHASE TYPE (Check one, required)

☐ All Shares ☐ Number of Shares ☐ Dollar Amount $ 2a SHARE CLASS (required) Share Class	☐ Normal ☐ Death ☐ Divorce ☐ Dissolution ☐ Bankruptcy ☐ Insolvency ☐ Adjudicated Incompetence

Please complete a separate repurchase form for each class of shares for which you are requesting repurchase.

Additional documentation is required if repurchasing due to Death, Divorce, Dissolution, Bankruptcy, or Adjudicated Incompetence. Contact Shareholder Services for detailed instructions at eqt.isq@bny.com.

4 PAYMENT INSTRUCTIONS

Payments will be made to the shareholder’s account in accordance with the standard procedures of such shareholder’s intermediary, when applicable, or to the shareholder’s existing payment instruction on file. Contact your financial intermediary or account manager if you have any questions. Repurchase proceeds for qualified accounts, including IRAs and other Custodial accounts, and certain Broker-controlled accounts as required by your Broker/Dealer of record, will automatically be issued to the Custodian or Broker/Dealer of record, as applicable. All Custodial-held and Broker-controlled accounts must include the Custodian and/or Broker/Dealer signature.

I authorize EQT Private Equity Company LLC or its agent to deposit my distribution into my checking or savings account. In the event that EQT Private Equity Company LLC deposits funds erroneously into my account, they are authorized to debit my account for an amount not to exceed the amount of the erroneous deposit.

Name / Entity Name / Financial Institution	Mailing Address

City	State	Zip Code

Your Bank’s ABA Routing Number	Your Bank Account Number

5 SHARE REPURCHASE PLAN CONSIDERATIONS (Select only one)

Our share repurchase plan contains limitations on the number of shares that can be repurchased under the plan during any calendar quarter. In addition to these limitations, we cannot guarantee that we will have sufficient funds to accommodate all repurchase requests made in any applicable repurchase period and we may elect to repurchase fewer shares than have been requested in any particular calendar quarter, or none at all. If the number of shares subject to repurchase requests exceeds the then applicable limitations, or if we otherwise do not make all requested repurchases, each shareholder’s request will be reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence. If repurchase requests are reduced on a pro rata basis after we have repurchased all shares for which repurchase has been requested due to death, divorce, dissolution, bankruptcy, insolvency or adjudicated incompetence, you may elect (at the time of your repurchase request) to either withdraw your entire request for repurchase or have your request honored on a pro-rata basis. If you wish to have the remainder of your initial request repurchased, you must resubmit a new repurchase request for the remaining amount. Please select one of the following options below. If an option is not selected, your repurchase request will be processed on a pro-rata basis, if needed.

☐	Process my repurchase request on a pro-rata basis.

☐	Withdraw (do not process) my entire repurchase request if amount will be reduced on a pro-rata basis.

6 COST BASIS SELECTION (Select only one)

U.S. federal income tax information reporting rules generally apply to certain transactions in our shares. Where they apply, the “cost basis” calculated for the shares involved will be reported to the Internal Revenue Service and to you. Generally, these rules apply to our shares, including those purchased through our distribution reinvestment plan. You should consult your own tax advisor regarding the consequences of these rules and your cost basis reporting options.

Indicate below the cost basis method you would like us to apply.

IMPORTANT: If an option is not selected, your cost basis will be calculated using FIFO basis.

☐	FIFO (First In, First Out)

☐	LIFO (Last In, First Out)

☐	HILO (Sell lots in descending order of value)

☐	LOHI (Sell lots in ascending order of value)

7 AUTHORIZATION AND SIGNATURE

Investor Name (Please Print)	Signature	Date

Co-Investor Name (Please Print)	Signature	Date

Custodian and/or Broker/Dealer Authorization

(if applicable)

Signature of Authorized Person

Please refer to the private placement memorandum you received in connection with your initial investment in EQT Private Equity Company LLC, as amended by any amendments or supplements to that memorandum, for a description of the current terms of our share repurchase plan. The repurchase price will be available in supplements to the private placement memorandum and on our website, pw.eqtgroup.com/private-wealth/private-equity/eqpe. There are various limitations on your ability to request that we repurchase your shares. Please see our website, pw.eqtgroup.com/private-wealth/private-equity/eqpe, or the Company’s latest current report on Form 8-K for the current repurchase price. In addition, the aggregate NAV of total repurchases of Class I, Class S and Class T shares will be limited to no more than 5.0% of the Company’s aggregate NAV per calendar quarter (measured using the average aggregate NAV attributable to shareholders as of the end of the immediately preceding calendar quarter). Our board of directors may determine to make exceptions to, amend or suspend our share repurchase plan without shareholder approval. Material modifications to and suspensions of the share repurchase plan will be made available at pw.eqtgroup.com/private-wealth/private-equity/eqpe. Repurchase of shares, when requested, will generally be made quarterly; provided however, that the board of directors may determine from time to time to adjust the timing of repurchases. All requests for repurchases must be received in good order by 4:00 p.m. (Eastern Time) on the fifth calendar day of the second month of that quarter, unless such day is not a business day, in which case requests for repurchase must be received as of the close of the next succeeding business day (the “Repurchase Date”). A shareholder may withdraw his or her repurchase request by notifying the transfer agent, BNY Mellon, directly by email at eqt.trades@bny.com or by contacting BNY Mellon on a toll-free telephone line, 1-800-305-0816, for instructions on how to withdraw, or through the shareholder’s financial intermediary. Repurchase requests must be cancelled before 4:00 p.m. (Eastern Time) on the applicable Repurchase Date (or if such Repurchase Date is not a business day, the prior business day). We cannot guarantee that we will have sufficient available funds or that we will otherwise be able to accommodate any or all requests made in any applicable repurchase period. All questions as to the form and validity (including time of receipt) of repurchase requests and notices of withdrawal will be determined by the Company, in its sole discretion, and such determination shall be final and binding.

Please send all repurchase requests or withdrawal requests to BNY Mellon by email at: eqt.trades@bny.com

For any investor inquiries, please contact BNY Mellon by email at: eqt.isq@bny.com or by toll-free telephone line at: 1-800-305-0816